Exhibit 5.1

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Interests of Experts” in the Registration Statement on Form F-9 and related short form base shelf prospectus of The Toronto-Dominion Bank for the registration of its debt securities and to the incorporation by reference of our reports dated November 28, 2007 to the shareholders of The Toronto-Dominion Bank on the Consolidated Balance Sheets of the Bank as at October 31, 2007 and 2006 and the Consolidated Statements of Income, Changes in Shareholders’ Equity, Comprehensive Income and Cash Flows for each of the years then ended and the effectiveness of internal control over financial reporting of The Toronto-Dominion Bank as of October 31, 2007 as contained in its Annual Report to Shareholders for the year ended October 31, 2007 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Ernst & Young LLP

Chartered Accountants

Licensed Public Accountants

Toronto, Canada

May 29, 2008